Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL APPOINTS AKIO YAMAMOTO

TO SUCCEED KENSUKE OKA TO BOARD OF DIRECTORS

IRVINE, Calif. – Sept. 19, 2013 – Western Digital® Corp. (NASDAQ: WDC) today announced that it has appointed Akio Yamamoto to its board of directors, effective Sept. 19, 2013. Yamamoto is vice president, executive officer and a director of Hitachi Medical Corporation and has served Hitachi Ltd. companies for more than 25 years.

Yamamoto succeeds Kensuke Oka of Hitachi Ltd. and joins Masahiro Yamamura as Hitachi Ltd.’s two representatives on the Western Digital board.

“We appreciate the wisdom and contributions of Kensuke Oka as a member of our board of directors since shortly after our acquisition of HGST,” said Tom Pardun, Western Digital chairman of the board. “We welcome Akio Yamamoto to our board and look forward to benefitting from his insights and perspectives as we continue to create value for our customers, employees and shareholders.”

Yamamoto has been with Hitachi Medical Corporation (HMC) since 2010, leading the medical system operations group. Before joining HMC, he served in a variety of executive capacities at Hitachi Ltd.

Western Digital Appoints Akio Yamamoto to Succeed Kensuke Oka to Board of Directors

About Western Digital

Western Digital Corporation (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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